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                                                           EXHIBIT 3.1

                               COGNOVIT PROMISSORY NOTE

$1,500,000.00                                                December 31, 1998

     FOR VALUE RECEIVED, ROBERT BARONE (hereinafter referred to as "Maker"), promises to pay to the order of Umberto P. Fedeli, Jr. the principal amount of One and One Half Million Dollars ($1.5 Million) with interest on the unpaid principal balance from the date hereof at the rate of nine percent (9%) per annum. This Note will be payable on demand; provided, however, that until such demand is made, the interest on this Note will be payable in annual installments of accrued interest.

     All installments shall be applied first to payment of accrued interest and second to payment of principal. Principal and interest may be prepaid, in whole or in part, at any time without penalty.

     In case of default in the payment of any installment of interest or principal or other default under the terms of this Note, holder may, at its option and without notice, declare the entire principal and accrued interest of this Note immediately due and payable and may proceed to enforce the collection thereof.

     The undersigned shall pay all court costs incurred in the collection of this Note.

     No extension of this Note, no release of any collateral given for security of this Note or any guaranty of this Note, no release of any person primarily or secondarily liable on this Note, and no delay in the enforcement of the payment of this Note or any guaranty of this Note shall affect the liability of Maker or any endorser of this Note.

     Presentment for payment, notice of dishonor, protest of dishonor, and notice of protest are expressly waived by all parties liable hereunder, their heirs, legal representatives, successors and assigns.

     This Note shall be governed by and construed in accordance with the laws of the State of Ohio.

     Maker agrees that any suit to enforce this Note or to obtain any remedy with respect to this Note shall be brought in the United States District Court for the Northern District of Ohio or in the Common Pleas Court of Cuyahoga County, Ohio, and for such purposes, Maker expressly and irrevocably consents to the exclusive jurisdiction and venue of such courts. Maker consents to personal jurisdiction within Cuyahoga County, Ohio in connection with any such proceeding.

     In the event that any provision or clause of this Note is found to be void or unenforceable to any extent and for any reason, all remaining provisions of this Note shall remain in full force and effect to the maximum extent permitted and this Note shall be enforceable as if such void or unenforceable provision had never been made a part hereof. To this end, the provisions of this Note are declared to be severable.

     Any attorney-at-law may appear at any time after the debt hereby evidenced becomes due, whether by acceleration or otherwise, in any court of record of the State of Ohio or any other State in the United States, and waive the issuing and service of process and confess judgment in favor of the legal holder hereof against Maker for the amount of principal and interest then appearing due upon this Note, together with the costs of suit, and thereupon release all errors and waive all right of appeal.

     Maker acknowledges that this Note does not arise out of a consumer loan

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or transaction.

     WARNING:

     BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR, WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.


                                        /s/ Robert Barone
                                        -----------------------------
                                             Robert Barone

                                                "Maker"